EXHIBIT 23.1


             CONSENT AND REPORT ON SCHEDULE OF INDEPENDENT AUDITORS



The Board of Directors
NetObjects, Inc. and subsidiary:

The audits referred to in our report dated November 5, 1999, included the related financial statement schedule as of September 30, 1999, and for each of the years in the three-year period ended September 30, 1999,as listed in the Index in Item 14 (a)2 herein. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audit. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (No. 333-79669) on Form S-8 of NetObjects, Inc and subsidiary. of our report dated November, 5, 1999, which report appears in the September 30, 1999 annual report on Form 10-K of NetObjects, Inc.


KPMG LLP
Mountain View, California
December 20, 1999